Exhibit 2.1

February 19, 2021

Tilray, Inc.

495 Wellington Street West

Unit 250

Toronto, ON M5V 1G1

Attention:         Mr. Brendan Kennedy, Chief Executive Officer

Dear Mr. Kennedy:

Re:	Amendment to the arrangement agreement dated December 15, 2020 (the “Arrangement Agreement”) between Aphria Inc. (“Aphria”) and Tilray, Inc. (“Tilray”)

All capitalized terms used in this letter agreement (this “Agreement”) but not defined herein shall have the meaning attributed to such terms in the Arrangement Agreement.

RECITALS:

A.

On December 15, 2020, Aphria and Tilray entered into the Arrangement Agreement, pursuant to which, and subject to the conditions set out in the Plan of Arrangement, Aphria and Tilray agreed to implement a court approved arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”); and

B.	Aphria and Tilray wish to enter into this Agreement to amend certain provisions of the Arrangement Agreement as contemplated herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Aphria and Tilray hereby confirm, acknowledge and agree as follows:

1.	Section 2.3(1)(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    convene and conduct the Aphria Meeting in accordance with the Interim Order, Aphria’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than June 30, 2021) and, in this regard, Aphria may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Aphria Circular and agreed to by Tilray, acting reasonably; set the record date for the Aphria Shareholders entitled to vote at the Aphria Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Aphria Meeting without the prior written consent of Tilray except as required under Section 5.4(5) or as required for quorum purposes (in which case the Aphria Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with external legal counsel);”.

2.	Section 2.5(1)(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    convene and conduct the Tilray Meeting in accordance with Tilray’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than June 30, 2021) and, in this regard, Tilray may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Tilray Resolutions and for any other proper purpose as may be set out in the Tilray Proxy Statement and agreed to by Aphria, acting reasonably; set the record date for the Tilray Shareholders entitled to vote at the Tilray Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Tilray Meeting without the prior written consent of Aphria except as required under Section 5.4(5) or as required for quorum purposes (in which case the Tilray Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with outside legal counsel);”

3.	The reference to “Section 7.2(1)(b)(iv) [No Aphria Shareholder Approval]” in Section 7.4(3) of the Arrangement Agreement is hereby deleted and replaced with the following:

“Section 7.2(1)(b)(iii) [No Aphria Shareholder Approval]”.

4.	The definition of “Amended Tilray Omnibus Plan” in Section 1.1 of the Arrangement Agreement is hereby deleted in its entirety.

5.	The definition of “Aphria DSUs” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Aphria DSUs” means the deferred share units of Aphria issued pursuant to the Aphria Omnibus Incentive Plan other than the Continuing Aphria DSUs.”.

6.	The definition of “Aphria Options” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans, other than the Continuing Aphria Options.”.

7.	The definition of “Aphria RSUs” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Aphria RSUs” means the restricted share units issued to eligible participants under the Aphria Omnibus Incentive Plan other than the Continuing Aphria RSUs.”.

8.	The definition of “Aphria Securityholders” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Aphria Securityholders” means the holders of Aphria Shares, Aphria DSUs, Continuing Aphria DSUs, Aphria Options, Continuing Aphria Options, Aphria RSUs, Continuing Aphria RSUs and Aphria Warrants.”.

9.	The following new definitions shall be added to Section 1.1 of the Arrangement Agreement following the definition of “Consideration Shares”:

““Continuing Aphria DSUs” means the outstanding deferred share units, if any, issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives, or other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding deferred share units of Aphria on the Effective Date, or (iii) any other holder of an outstanding Aphria DSU not eligible to receive Replacement DSUs due to applicable provisions of the U.S. Securities Act.

“Continuing Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives, other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding options on the Effective Date, or (iii) any other holder of an outstanding option to acquire Aphria Shares not eligible to receive Replacement Options due to applicable provisions of the U.S. Securities Act.

“Continuing Aphria RSU” means the outstanding restricted share units, if any, issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives. or other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding restricted share units of Aphria on the Effective Date, or (iii) any other holder of an outstanding Aphria RSU not eligible to receive Replacement RSUs due to applicable provisions of the U.S. Securities Act.”.

10.	The definition of “Revised Tilray Organizational Documents” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

“Revised Tilray Organizational Documents” means revised Organizational Documents of Tilray, in the form provided to Tilray by Aphria for inclusion in the Tilray Proxy Statement, subject to the approval of Tilray, which approval shall not be unreasonably withheld.”

11.	The definition of “Stock Exchange Approval” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Stock Exchange Approval” means the conditional approval of Nasdaq to list the Consideration Shares, and any Tilray Shares issuable upon the exercise of any Replacement Options, Continuing Aphria Options, Replacement RSUs, Continuing Aphria RSUs, Replacement DSUs, Continuing Aphria DSUs, Aphria Warrants, Replacement Warrants and Aphria Convertible Senior Notes, in each case subject only to customary listing conditions.”.

12.	The following definition of “Tilray Omnibus Plan” is hereby added to Section 1.1 of the Arrangement Agreement:

““Tilray Omnibus Plan” means the Amended and Restated 2018 Equity Incentive Plan that was adopted by Tilray on February 5, 2018 and amended and restated on May 21, 2018.”.

13.	The definition of “Tilray Resolutions” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Tilray Resolutions” means (1) a resolution of the Tilray Shareholders approving the increase of the authorized capital stock of Tilray from 743,333,333 shares to 900,000,000 shares of capital stock, consisting of (i) 890,000,000 shares of common stock (as increased from 733,333,333 shares of common stock under the existing Tilray Organizational Documents) and (ii) 10,000,000 shares of preferred stock (which remains unchanged from the existing Tilray Organizational Documents) (the “Tilray Authorized Share Resolution”), and (2) a resolution of the Tilray Shareholders approving the issuance of the Consideration Shares, each to be considered at the Tilray Meeting (the “Tilray Share Issuance Resolution”).”

14.	The definition of “Tilray Shares” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Tilray Shares” means, prior to the Effective Time, collectively, the Tilray Class 1 Common Stock and the Tilray Class 2 Common Stock, and following the Effective Time, the Tilray Class 2 Common Stock.”

15.	The definition of “Tilray Shareholder Approval” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

““Tilray Shareholder Approval” means the approval of (i) the Tilray Authorized Share Resolution by a majority of Tilray Shares outstanding and entitled to vote thereon, and (ii) the Tilray Share Issuance Resolution by the affirmative vote of a majority of votes cast at the Tilray Meeting on the Tilray Share Issuance Resolution.”

16.	Section 2.9 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

““Subject to Section 2.15, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1) all outstanding Aphria Options, whether vested or unvested, shall cease to represent an option or other right to acquire Aphria Shares and shall be exchanged at the Effective Time for Replacement Options;

(2) each Continuing Aphria Option shall, without any further action on the part of any holder of any Continuing Aphria Option, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria Options shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria Options such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria Options immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(3) all outstanding Aphria RSUs, whether vested or unvested, shall be exchanged at the Effective Time for Replacement RSUs;

(4) each Continuing Aphria RSU shall, without any further action on the part of any holder of any Continuing Aphria RSU, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria RSUs shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria RSUs such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria RSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(5) all outstanding Aphria DSUs, whether vested or unvested, shall be exchanged at the Effective Time for Replacement DSUs;

(6) each Continuing Aphria DSU shall, without any further action on the part of any holder of any Continuing Aphria DSU, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria DSUs shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria DSUs such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria DSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(7) all outstanding 2016 Aphria Warrants shall be exchanged at the Effective Time for Replacement Warrants; and

(8) all outstanding 2020 Aphria Warrants shall cease to represent a warrant or other right to acquire Aphria Shares and shall represent rights to receive Tilray Shares in accordance with their terms;

all in accordance with and subject to the provisions of the Plan of Arrangement.”.

17.	Section 4.2(2)(b)(A) of the Arrangement Agreement is hereby amended as follows:

(i)    to add “and Continuing Aphria Options” directly after the words “Aphria Options”; and

(ii)    to add “or Continuing Aphria RSUs” directly after the words “Aphria RSUs”.

18.	Section 4.2(2)(b)(B) of the Arrangement Agreement is hereby amended as follows:

(i)    to add “, Continuing Aphria Options” directly after the words “Aphria Options”; and

(ii)    to add “or Continuing Aphria RSUs” directly after the words “Aphria RSUs”.

19.	Section 4.3(3) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“Tilray shall take such commercially reasonable actions as are necessary to enact the Revised Tilray Organizational Documents in the manner and as directed by Aphria.”

20.	Section 4.8(2) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“Tilray shall, immediately prior to the Effective Time, take all steps reasonably necessary to cause the Replacement RSUs, Replacement Options and Replacement DSUs to be issued under the Tilray Omnibus Plan, the Replacement Warrants to be issued, in accordance with the provisions of the Plan of Arrangement.”

21.	Section 4.8(3)(iii) of the Arrangement Agreement is amended to add “and the Continuing Aphria Options.” after the words “Replacement Options”.

22.	Section 6.3(e) of the Arrangement Agreement is hereby deleted in its entirety.

23.

The Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement (the “Plan of Arrangement”) is hereby deleted in its entirety and replaced with the Plan of Arrangement attached as Schedule A to this Agreement.

24.	Section (2)(a)(iii) of Schedule “C” to the Arrangement Agreement is hereby amended as follows:

(i)    to add “and Continuing Aphria Options,” after the words “Aphria Options”;

(ii)    to add “and Continuing Aphria RSUs” after the words “Aphria RSUs”; and

(iii)    to add “and Continuing Aphria DSUs” after the words “Aphria DSUs”.

25.	Section (2)(a) of Schedule “C” to the Arrangement Agreement is hereby amended to add the words “and Continuing Aphria RSUs” after the words “Aphria RSUs” in the second sentence of Section 2(a).

26.	Section 2(c) of Schedule “C” of the Arrangement Agreement is hereby amended as follows:

(i)     to add “Continuing Aphria Options,” after the words “Aphria Options,”;

(ii)    to add “Continuing Aphria RSUs,” after the words “Aphria RSUs,”;

(iii)    to add “and Continuing Aphria DSUs,” immediately prior to the words “Aphria DSUs”.

27.	Section 4 of Schedule “D” of the Arrangement Agreement is hereby deleted and replaced as follows:

“(4) Vote Required. The Tilray Shareholder Approval is the only vote of the holders of any class or series of Tilray’s capital stock necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement (other than the approval of the Revised Tilray Organizational Documents) as set forth herein. The Tilray Shareholder Approval is not subject to MI 61-101.”.

General Matters

28.

Except for the amendments contemplated in this Agreement, no other amendments to the Arrangement Agreement will be made by the parties pursuant to this Agreement, and the Arrangement Agreement shall otherwise remain outstanding on identical terms and conditions.

29.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

30.

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto in respect of all matters arising under and in relation to this Agreement and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

31.	This Agreement is binding upon and will enure to the benefit of each party and its respective successors and permitted assigns.

[Signature page follows]

Very truly yours,

APHRIA INC.

By:	/s/ Carl Merton
Name:	Carl Merton
Title:	Chief Financial Officer

Agreed to and accepted as of the date first written above:

TILRAY, INC.

By:	/s/ Brendan Kennedy
Name:	Brendan Kennedy
Title:	Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

[Attached]

2

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“2016 Aphria Warrants” means 200,000 warrants issued by Aphria expiring September 26, 2021;

(b)	“Aphria” means Aphria Inc. a company incorporated under the laws of the Province of Ontario;

(c)

“Aphria Dissenting Shareholder” means a registered holder of Aphria Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(d)	“Aphria DSUs” means the deferred share units of Aphria issued pursuant to the Aphria Omnibus Incentive Plan other than the Continuing Aphria DSUs;

(e)	“Aphria Omnibus Incentive Plan” means the omnibus long-term incentive plan of Aphria approved at the annual and special meeting of Aphria Shareholders held on November 2, 2018;

(f)	“Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans, other than the Continuing Aphria Options;

(g)	“Aphria RSUs” means the restricted share units issued to eligible participants under the Aphria Omnibus Incentive Plan other than the Continuing Aphria RSUs;

(h)	“Aphria Securityholders” means the holders of Aphria Shares, Aphria DSUs, Continuing Aphria DSUs, Aphria Options, Continuing Aphria Options, Aphria RSUs, Continuing Aphria RSUs and Aphria Warrants;

(i)	“Aphria Shares” means the common shares in the capital of Aphria, each entitling the holder thereof to one (1) vote per share at shareholder meetings of Aphria;

(j)	“Aphria Warrant Indenture” means the common share purchase warrant indenture dated January 30, 2020 between Aphria and Computershare Trust Company of Canada;

(k)	“Aphria Warrants” means collectively, the 2016 Aphria Warrants and 7,022,472 warrants issued by Aphria expiring January 30, 2022;

(l)

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably;

(m)

“Arrangement Agreement” means the agreement made as of December 15, 2020 between Aphria and Tilray, including the schedules thereto, together with the Aphria Disclosure Letter and the Tilray Disclosure Letter, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

(n)	“Arrangement Resolution” means the special resolution approving the Arrangement passed by the Aphria Shareholders at the Meeting;

(o)

“Articles of Arrangement” means the articles of arrangement of Aphria in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will be in form and content satisfactory to Aphria and Tilray, each acting reasonably;

(p)

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario or New York, New York are required by Law to be closed for business;

(q)	“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA after the Articles of Arrangement have been filed;

(r)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(s)

“Continuing Aphria DSUs” means the outstanding deferred share units, if any, issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives, or other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding deferred share units of Aphria on the Effective Date, or (iii) any other holder of an outstanding Aphria DSU not eligible to receive Replacement DSUs due to applicable provisions of the U.S. Securities Act.

(t)

“Continuing Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives, other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding options on the Effective Date, or (iii) any other holder of an outstanding option to acquire Aphria Shares not eligible to receive Replacement Options due to applicable provisions of the U.S. Securities Act;

(u)

“Continuing Aphria RSUs” means the outstanding restricted share units, if any, issued pursuant to the Aphria Benefit Plans to (i) any directors, officers, senior executives. or other employees, or consultants of Aphria whose appointment, office or employment, or services as applicable, has ceased on or prior to the Effective Date, (ii) any entity consultants that hold outstanding restricted share units of Aphria on the Effective Date, or (iii) any other holder of an outstanding Aphria RSU not eligible to receive Replacement RSUs due to applicable provisions of the U.S. Securities Act.

(v)	“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;

(w)	“Depositary” means Odyssey Trust or such other depositary as may be agreed upon by the Parties acting reasonably;

(x)	“Director” means the Director appointed under section 278 of the OBCA;

(y)	“Dissent Rights” means the rights of dissent of registered Aphria Shareholders in respect of the Arrangement described in Article 4 of this Plan of Arrangement;

(z)	“Dissenting Shares” means the Aphria Shares held by Aphria Dissenting Shareholders in respect of which such Aphria Dissenting Shareholders have given Notice of Dissent;

(aa)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(bb)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date;

(cc)	“Exchange Ratio” means 0.8381;

(dd)

“Final Order” means the order of the Court in a form acceptable to Aphria and Tilray, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;

(ee)

“holder” means, when used with reference to any securities of Aphria, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Aphria in respect of such securities;

(ff)

“Interim Order” means the interim order of the Court pursuant to Section 182(5) of the OBCA in a form acceptable to Aphria and Tilray, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Aphria and Tilray, each acting reasonably, at any time prior to the Final Order or, if appealed and a stay of the final order is obtained pending appeal, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(gg)	“In-The-Money Amount” in respect of an option means the amount, if any, by which the fair market value at that time of the securities subject to the option exceeds the exercise price of the option;

(hh)

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

(ii)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Shareholders to the Depositary as described therein;

(jj)

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;

(kk)

“Meeting” means the special meeting of the Aphria Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for the purpose of approving the Arrangement Resolution;

(ll)

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Aphria Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(mm)	“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;

(nn)	“Parties” means Aphria and Tilray;

(oo)

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably;

(pp)	“Share Consideration” means, for each Aphria Share, 0.8381 Tilray Shares;

(qq)	“Shareholders” means the registered and/or beneficial holders of Aphria Shares, as the context requires;

(rr)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time;

(ss)	“Tilray” means Tilray, Inc., a corporation incorporated under the laws of the State of Delaware;

(tt)	“Tilray Plan” means the amended and restated 2018 equity incentive plan of Tilray, dated February 5, 2018, as amended and restated on May 21, 2018;

(uu)

“Tilray Shares” means, prior to the Effective Time, collectively, the Tilray Class 1 Common Stock and the Tilray Class 2 Common Stock, and following the Effective Time, the Tilray Class 2 Common Stock; and

(vv)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

Section 1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time of Aphria (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

Section 1.6 Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refers to “US$”.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

Section 2.2 Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon Tilray, Aphria, Aphria Securityholders, the Depositary, the transfer agents in respect of the Aphria Shares and the Tilray Shares and all other Persons without any further act or formality required on the part of any Person.

Section 2.3 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

ARTICLE 3

ARRANGEMENT

Section 3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person:

(a)	at the Effective Time:

(i)

each Dissenting Share held by an Aphria Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such Aphria Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to Aphria (free and clear of all Liens) and such Aphria Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and

(ii)

at the same time as the step in Section 3.1(b)(i) occurs, the name of each Aphria Dissenting Shareholder shall be removed from the register of the Aphria Shares and such Dissenting Shares shall be automatically cancelled as of the Effective Date;

(b)	at the same time as the steps in Section 3.1(a) occur:

(i)

each Aphria Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by Aphria Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4), shall be, and shall be deemed to be, transferred by the holder thereof to Tilray (free and clear of all Liens) in exchange for issuance of the Share Consideration;

(ii)

at the same time as the step in Section 3.1(b)(i) occurs, the holder of each Aphria Share transferred to Tilray pursuant to Section 3.1(b)(i) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Share Consideration issuable in respect of each Aphria Share held pursuant to Section 3.1(b)(i) and shall be removed from the register of the Aphria Shares and legal and beneficial title to each such Aphria Share shall be transferred to Tilray and Tilray will be and be deemed to be the transferee and legal and beneficial owner of such Aphria Share (free and clear of any Liens) and will be entered in the central securities register of Aphria as the sole holder thereof; and

(iii)	Tilray will be the holder of all of the outstanding Aphria Shares;

(c)	immediately after the steps in Section 3.1(b) occur:

(i)

each Aphria Option, other than any Continuing Aphria Option, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a stock option (a “Replacement Option”) to purchase a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares issuable on exercise of such Aphria Option immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares) for an exercise price per Tilray Share (rounded up to the nearest whole cent) equal to the exercise price per share of such Aphria Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to two decimal places, and the Aphria Options shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the Aphria Option for which it is exchanged except that such Replacement Options shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria Options by Aphria Securityholders resident in Canada who acquired Aphria Options by virtue of their employment. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option held by such an Aphria Securityholder will be increased such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Aphria Option immediately before the exchange. For any Aphria Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such exchange will comply with Treasury Regulation Section 1.424(1)(a). For any Aphria Option that is a nonqualified option held by a US taxpayer, it is intended that such exchange will be implemented in a manner intended comply with Section 409A of the Code. Any document previously evidencing the Aphria Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options shall be issued;

(ii)

each Continuing Aphria Option shall, without any further action on the part of any holder of any Continuing Aphria Option, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria Options shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria Options such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria Options immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(iii)

each Aphria RSU other than a Continuing Aphria RSU, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an award of restricted share units granted by Tilray (the “Replacement RSUs”) in respect of a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares underlying such Aphria RSUs immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares), and the Aphria RSUs shall thereupon be cancelled. The term to expiry, conditions to and manner of receipt and other terms and conditions of each of the Replacement RSUs shall be the same as the terms and conditions of the Aphria RSU for which it is exchanged except that such Replacement RSU shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. Any document previously evidencing the Aphria RSUs shall thereafter evidence and be deemed to evidence such Replacement RSUs and no certificates evidencing the Replacement RSUs shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria RSUs by Aphria Securityholders resident in Canada who acquired Aphria RSUs by virtue of their employment;

(iv)

each Continuing Aphria RSU shall, without any further action on the part of any holder of any Continuing Aphria RSU, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria RSUs shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria RSUs such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria RSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(v)

each Aphria DSU other than a Continuing Aphria DSU, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an award of deferred share units granted by Tilray (the “Replacement DSUs”) in respect of a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares underlying such Aphria DSUs immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares), and the Aphria DSUs shall thereupon be cancelled. The term to expiry, conditions to and manner of receipt and other terms and conditions of each of the Replacement DSUs shall be the same as the terms and conditions of the Aphria DSU for which it is exchanged except that such Replacement DSU shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. Any document previously evidencing the Aphria DSUs shall thereafter evidence and be deemed to evidence such Replacement DSUs and no certificates evidencing the Replacement DSUs shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria DSUs by Aphria Securityholders resident in Canada who acquired Aphria DSUs by virtue of their employment;

(vi)

each Continuing Aphria DSU shall, without any further action on the part of any holder of any Continuing Aphria DSU, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Omnibus Incentive Plan, the terms of the Continuing Aphria DSUs shall be amended so as to substitute for the Aphria Shares subject to such Continuing Aphria DSUs such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Continuing Aphria DSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(vii)

each 2016 Aphria Warrant, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a warrant (a “Replacement Warrant”) to purchase a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares issuable on exercise of such Aphria Warrant immediately prior to the Effective Time for an exercise price per Tilray Share equal to the exercise price per share of such Aphria Warrant immediately prior to the

Effective Time divided by the Exchange Ratio, rounded down to two decimal places, and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of a Tilray Share, then the number of Tilray Shares subject to such Replacement Warrant shall be rounded down to the next whole number of Tilray Shares) and the 2016 Aphria Warrants shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Warrants shall be the same as the terms and conditions of the 2016 Aphria Warrant for which it is exchanged. Any document previously evidencing a 2016 Aphria Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;

(viii)

other than the 2016 Aphria Warrants, each Aphria Warrant shall, without any further action on the part of any holder of Aphria Warrant, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Warrant Indenture, the terms of the Aphria Warrants shall be amended so as to substitute for the Aphria Shares subject to such Aphria Warrants such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Aphria Warrants immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(ix)	the Aphria Warrant Indenture shall be terminated and, for greater certainty, all rights to receive any securities of the Aphria formerly held by Aphria Securityholders shall be extinguished; and

(d)

no person shall have any rights, liabilities or other obligations in respect of the share capital of Aphria other than Tilray and each holder of Aphria Shares, Aphria Options, Continuing Aphria Options, Aphria RSUs, Continuing Aphria RSUs, Aphria DSUs, Continuing Aphria DSUs or 2016 Aphria Warrants outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs or 2016 Aphria Warrants held by such holder in accordance with such step.

ARTICLE 4

DISSENT RIGHTS

Section 4.1 Rights of Dissent

(a)

Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by this Article 4 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by Subsection 185(6) of the OBCA, must be sent to and received by Aphria by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Meeting. Shareholders who duly exercise such rights of dissent and who:

(i)

are ultimately determined to be entitled to be paid by Aphria, the fair value for Aphria Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Aphria Shares to Aphria pursuant to Section 3.1(b)(i) in consideration of such fair value and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Aphria Shares; or

(ii)

are ultimately not entitled, for any reason, to be paid by Aphria, the fair value for Aphria Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(b)(i) and be entitled to receive only the consideration set forth in Section 3.1(b)(i) that such holder would have received if such holder had not exercised Dissent Rights;

but in no case will Aphria or Tilray or any other person be required to recognize such holders as holders of Aphria Shares after the completion of the steps set forth in Section 3.1(b), and each Aphria Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of Aphria Shares in relation to which such Aphria Dissenting Shareholder has exercised Dissent Rights and the central securities register of Aphria will be amended to reflect that such former holder is no longer the holder of such Aphria Shares as and from the Effective Time and that such Aphria Shares have been cancelled. For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Shareholder who has voted, or instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

(b)

For greater certainty in accordance with the OBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Aphria Options; (ii) holders of Continuing Aphria Options, (iii) holders of Aphria RSUs, (iv) holders of Continuing Aphria RSUs, (v) holders of Aphria DSUs, (vi) holder of Continuing Aphria DSUs, (vii) holders of 2016 Aphria Warrants, and (viii) holders of Aphria Shares who vote in favour of the Arrangement Resolution.

ARTICLE 5

DELIVERY OF TILRAY SHARES

Section 5.1 Delivery of Tilray Shares

(a)

Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Aphria Shareholder together with certificate(s) or a direct registration statement (DRS) Advice representing one or more Aphria Shares that such Aphria Shareholder held immediately before the Effective Time and such additional documents and instruments as the Depositary may reasonably require, the Aphria Shareholder shall be entitled to receive the Share Consideration in accordance with Section 3.1(b) hereof and the holder of such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Tilray Shares that such holder is entitled to receive in accordance with Section 3.1(b) hereof.

(b)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate or DRS Advice, if any, that immediately prior to the Effective Time represented one or more Aphria Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Share Consideration that the holder of such certificate, if any, is entitled to receive in accordance with Section 3.1 (b) hereof.

(c)

For greater certainty, none of the holders of Aphria Options, holders of Continuing Aphria Options, holders of Aphria RSUs, holders of Continuing Aphria RSUs, holders of Aphria DSUs, holders of Continuing Aphria DSUs, holders of 2016 Aphria Warrants or Aphria Shareholders shall be entitled to receive any consideration with respect to such Aphria securities other than consideration such holder is entitled to receive in accordance with Section 3.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.2 Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Tilray Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Aphria Shares that were exchanged pursuant to Section 3.1(b) unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.5) in accordance with Section 5.1(a). Subject to applicable law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Aphria Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Tilray Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Tilray Share.

Section 5.3 Fractional Shares

In no event shall any holder of Aphria Shares be entitled to a fractional Tilray Share. Where the aggregate number of Tilray Shares to be issued to a holder of Aphria Shares as consideration under this Arrangement would result in a fraction of an Aphria Share being issuable, the number of Tilray Shares to be received by such holder shall be rounded down to the nearest whole Tilray Share.

Section 5.4 Adjustment to Share Consideration

THE NUMBER OF SHARE CONSIDERATION, IF ANY, THAT AN APHRIA SHAREHOLDER IS ENTITLED TO RECEIVE PURSUANT TO SECTION 3.1(B) SHALL BE ADJUSTED TO REFLECT FULLY THE EFFECT OF ANY STOCK SPLIT, REVERSE SPLIT OR STOCK DIVIDEND (INCLUDING ANY DIVIDEND OR DISTRIBUTION OF SECURITIES CONVERTIBLE INTO COMMON SHARES), CONSOLIDATION, REORGANIZATION, RECAPITALIZATION OR OTHER LIKE CHANGE WITH RESPECT TO COMMON SHARES OCCURRING AFTER THE DATE OF THE ARRANGEMENT AGREEMENT AND PRIOR TO THE EFFECTIVE TIME.

Section 5.5 Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, Tilray shall deliver or arrange to be delivered to the Depositary the Tilray Shares required to be issued to the Aphria Shareholders in accordance with the provisions of Section 3.1, which Tilray Shares shall be held by the Depositary as agent and nominee for such Aphria Shareholders for delivery to such Aphria Shareholders in accordance with the provisions of Article 5.

Section 5.6 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Aphria Shares that were acquired by the Tilray pursuant to Section 3.1(b) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Aphria Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Aphria Shares, or make available for pick up at its offices, the Tilray Shares such former holder is entitled to receive in respect of such Aphria Shares pursuant to Section 3.1(b) together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Aphria Shares will, as a condition precedent to the delivery of Tilray Shares, give a bond satisfactory to Tilray and the Depositary (acting reasonably) in such sum as Tilray may direct or otherwise indemnify Aphria, Tilray and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.7 Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Aphria Shares that were acquired by Tilray pursuant to Section 3.1(b) which is not deposited with the Depositary in accordance with the provisions of Section 5.1(a) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against Aphria, Tilray, the Depositary or any other person. On such date, the Share Consideration such former holder of Tilray Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to Tilray. Neither Aphria nor Tilray will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to Tilray or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.8 Withholding Rights

Tilray, Aphria or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting Aphria Shareholders) such amounts as Tilray, Aphria or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the U.S. Tax Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of Tilray, Aphria or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to Tilray, Aphria or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Tilray, Aphria or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Section 5.9 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that all Tilray Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants to be issued by Tilray to Shareholders, holders of Aphria Options, holders of Aphria RSUs, holders of Aphria DSUs and holders of 2016 Aphria Warrants, respectively, in exchange for their Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs and 2016 Aphria Warrants, respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

ARTICLE 6

AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement

(a)

Aphria and Tilray reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Aphria and Tilray, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by Aphria at any time prior to the Meeting (provided Tilray shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of Aphria and Tilray and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of Aphria and Tilray provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of Aphria and Tilray, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Aphria and Tilray or any former Aphria Securityholder.

ARTICLE 7

TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

ARTICLE 8

FURTHER ASSURANCES

Section 8.1 Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 8.2 Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of Aphria issued prior to the Effective Time;

(b)	the rights and obligations of the holders of the securities of Aphria and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of Aphria shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.